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                                                                  Exhibit 99 (a)



Contact: James P. McKinley (610) 889-5271

               AMETEK SUCCESSFULLY COMPLETES CONSENT SOLICITATION

Paoli, PA. June 2, 1997 -- AMETEK Inc. (NYSE:AME) today announced that it has received the necessary consents from the holders of a majority of its $150 million, 9 3/4% Senior Notes Due 2004 to complete its consent solicitation and amend the terms of its Notes Indenture.

The solicitation, which expired at 5PM Eastern Standard Time on Friday, May 30, 1997, was completed under the payment terms announced on May 16, 1997. AMETEK had sought the consent to clarify that the proposed merger of its water filtration business into Culligan Water Technologies, Inc. would not conflict with the terms of its Notes Indenture.

AMETEK announced on February 5, 1997 an agreement to merge its water filtration business into Culligan utilizing a "Morris Trust" structure that involves the tax-free spin off to AMETEK shareholders of an entity containing all of AMETEK's existing operations, except its water filtration business. The spin off will retain the AMETEK name and trade on the NYSE and PSE.

Following the spin off, AMETEK's water filtration business will merge with Culligan in return for approximately 3.5 million shares of Culligan common stock. The new AMETEK stock and Culligan stock issued in this transaction are intended to be distributed tax free to AMETEK's shareholders.

                         AMETEK Inc. Corporate Profile

AMETEK is a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets. The Company has operations in the United States, Europe, Asia, and Mexico with one-third of sales to markets outside of the United States.

AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, New Products, Strategic Acquisitions & Joint Ventures, and Global & Market Expansion. Its objective is double-digit percentage earnings growth and a superior return on total capital.

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